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                                                                    Exhibit 4.10

                                                                  EXECUTION COPY


                              CONSENT TO ASSIGNMENT

                  THIS CONSENT TO ASSIGNMENT (this "Consent") is executed as of this 10th day of November, 1999, by Georgia Power Company, a Georgia corporation ("GPC"), TENASKA GEORGIA PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), and THE CHASE MANHATTAN BANK, as collateral agent (together with its successors in such capacity, the "Collateral Agent"), for the benefit of the Senior Parties (as defined below).

                  WHEREAS, the Partnership intends to develop, construct, lease, operate, maintain and finance a 936 MW (nominal summer rating) natural gas-fired simple-cycle electric generating plant (the "Facility" and, together with the Project Documents, governmental approvals relating to the Facility or the Project Documents and any other item relating to the Facility, including any improvements to, and the operation of, the Facility and all activities related thereto, the "Project") to be located in Heard County, Georgia; and

                  WHEREAS, the Partnership intends to finance the Project through the financing described in Annex A attached hereto and made a part hereof, to which reference is made for a description of such financing and the definitions of the terms used herein, to the extent not otherwise defined herein; and

                  WHEREAS, the Partnership and GPC have entered into that certain Interconnection Agreement, dated as of October 19, 1999 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the "Agreement"), which, as one of the Project Documents referred to in the attached Annex A, is required to be assigned by the Partnership to the Collateral Agent as security pursuant to one or more of the Security Documents; and

                  WHEREAS, it is a condition precedent to the extension of credit by the Senior Parties that GPC execute and deliver this Consent for the benefit of the Senior Parties;

                  NOW, THEREFORE, as an inducement to the Senior Parties to enter into the Financing Documents, and in consideration of good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, GPC hereby agrees as follows:

         1. CONSENT TO ASSIGNMENT. Subject to compliance by Collateral Agent with Section 2 hereof, GPC (a) consents in all respects to the pledge and assignment, for collateral security purposes, to the Collateral Agent of all of Partnership's right, title and interest in, to and under the Agreement and (b) acknowledges the right, but not the obligation, of the Collateral Agent, in the exercise of the Collateral Agent's rights and remedies under the Security Documents and to exercise all rights of Partnership in accordance with the Agreement.


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         2. PERFORMANCE BY GPC AND EXERCISE OF COLLATERAL AGENT'S RIGHTS UNDER
SECURITY DOCUMENTS. (a) GPC agrees that, if the Collateral Agent shall notify GPC that an event of default under any of the Financing Documents has occurred and is continuing and that the Collateral Agent has exercised its rights (a) to have itself or its designee, which designee shall be reasonably acceptable to GPC, substituted for the Partnership under the Agreement or (b) to sell, assign, transfer or otherwise dispose of the Agreement to a person, then the Collateral Agent, the Collateral Agent's designee or such person in each such case reasonably acceptable to GPC (each, a "Substitute Owner") shall be substituted for the Partnership under the Agreement and that, in such event, GPC will continue to perform its obligations under the Agreement in favor of the Substitute Owner.

                  (b) GPC agrees that in the event of a default by the Partnership in the performance of any of its obligations under the Agreement (hereinafter a "default"), GPC will give prompt written notice of such default to the Collateral Agent. The Collateral Agent, its designee, which designee shall be reasonably acceptable to GPC and any Substitute Owner, shall have the same rights and benefits as the Partnership under the Agreement, including, without limitation, the right to cure any default.

                  (c) GPC agrees to deliver to the Collateral Agent a copy of each notice, request or demand given by GPC to the Partnership pursuant to the Agreement.

         3. NO LIABILITY. GPC acknowledges and agrees that neither the Collateral Agent, the Collateral Agent's designee nor the Senior Parties shall have any liability or obligation under the Agreement as a result of this Consent, the Security Documents or otherwise, and neither the Collateral Agent, the Collateral Agent's designee nor the Senior Parties shall be obligated or required to perform any of the Partnership's obligations under the Agreement, except, in the case of the Collateral Agent or the Collateral Agent's designee, during any period in which the Collateral Agent or the Collateral Agent's designee is a Substitute Owner pursuant to Section 2 hereof, in which case the obligations of such Substitute Owner shall be no more than that of the Partnership under such Agreement.

         4. NO MODIFICATION OF GPC'S RIGHTS. The parties hereto acknowledge and agree that neither the execution of this Consent nor any actions taken by GPC hereunder (including any forbearance of GPC as against Collateral Agent) shall in any way, limit, modify or otherwise affect GPC's rights or remedies under the Agreement against Partnership or otherwise.

         5. NO DEFAULTS, AMENDMENTS OR ASSIGNMENTS. GPC acknowledges that, to the best of its knowledge, as of the date of execution of this Consent, (a) neither party to the Agreement is in default of any of its respective obligations thereunder, (b) the Agreement has not been amended, modified or supplemented in any manner and (c) other than as contemplated hereby in favor of Collateral Agent, GPC has no notice of, and has not consented to, any previous assignment of all or any part of the rights of either party under the Agreement. The statements made by GPC pursuant to this Section 5 are as of the date of this Consent and GPC shall have no continuing obligation to notify Collateral Agent of the occurrence of events or circumstances which would render such statements inaccurate or untrue.


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         6. TERMINATION. GPC's obligations hereunder are absolute and unconditional, and GPC has no right, and shall have no right, to terminate this Consent or to be released, relieved or discharged from any obligation or liability hereunder unless the Agreement is terminated pursuant to its terms or until all obligations under the Financing Documents have been indefeasibly satisfied in full, notice of which shall be provided by the Collateral Agent when all such obligations have been satisfied.


         7.       MISCELLANEOUS.

                  (a) NOTICES. All notices and other communications hereunder shall be in writing, shall be deemed given upon receipt thereof by the party or parties to whom such notice is addressed, shall refer on their face to the Agreement (although failure to so refer shall not render any such notice of communication ineffective), shall be sent by first class mail, by personal delivery or by a nationally recognized courier service, and shall be directed as follows:

                  If to GPC:

                           Georgia Power Company
                           241 Ralph McGill Boulevard, NE
                           Atlanta, GA  30308
                           Attention: Senior Vice President, Power Delivery

                  If to Partnership:

                           Tenaska Georgia Partners, L.P.
                           1044 North 115th Street, Suite 400
                           Omaha, Nebraska  68154
                           Attention:  Michael F. Lawler
                           Telephone:  (402) 691-9500
                           Fax:  (402) 691-9550

                  If to the Collateral Agent:

                           The Chase Manhattan Bank
                           Capital Markets Fiduciary Services
                           450 West 33rd Street, 15th Floor
                           New York, New York 10001
                           Attention:  Annette M. Marsula
                           International & Project Finance Service Delivery
                           Telephone:  (212) 946-7557
                           Fax:  (212) 946-8178

The above parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices or other communications shall be sent.

                  (b) GOVERNING LAW. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN


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ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT
GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT
SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

                  (c) COUNTERPARTS. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  (d) HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

                  (e) AMENDMENT; WAIVER. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the parties hereto.

                  (f) SUCCESSORS AND ASSIGNS. This Consent may not be assigned by the Collateral Agent without the prior written consent of GPC, which consent shall not be unreasonably withheld. This Consent shall be binding upon the parties hereto and their permitted successors and assigns and shall inure to the benefit of the parties, their designees and their respective permitted successors and assigns.

                  (g) FURTHER ASSURANCES. The parties hereto hereby agree to execute and deliver all such instruments and take all such actions as may be reasonably necessary to effectuate fully the purposes of this Consent.

                  (h) NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in exercising any right, power or privilege hereunder and no course of dealing between the parties hereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other exercise, or the further exercise, of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which either party hereto would otherwise have.



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         IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.



THE CHASE MANHATTAN BANK                  Georgia Power Company
as Collateral Agent



By: /s/ ANNETTE M. MARSULA                By: /s/ FRED WILLIAMS
    -------------------------                    ---------------------------
Name ANNETTE M. MARSULA                   Name:F. D. WILLIAMS
    -------------------------                  -----------------------------
Title: ASSISTANT VICE PRESIDENT           Title: SENIOR VP
      -----------------------------              ---------------------------
Date:                                     Date: 11-4-99
     -----------------------------               ---------------------------



TENASKA GEORGIA PARTNERS, L.P.
by Tenaska Georgia, Inc.



By: /s/ MICHAEL F. LAWLER
    ----------------------------
Name: MICHAEL F. LAWLER
     ---------------------------
Title:  VICE PRESIDENT OF FINANCE & TREASURER
      ---------------------------------------
Date:
     ----------------------------------------





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                                                                         ANNEX A


                  This Annex A is attached to the Consent executed as of November 10, 1999 by Georgia Power Company, a Georgia corporation ("GPC"), Tenaska Georgia Partners, L.P., a Delaware limited partnership (the "Partnership"), and The Chase Manhattan Bank, as collateral agent (the "Collateral Agent") for certain Senior Parties (as defined below). This Annex A describes certain relevant transactions constituting a part of the Partnership's financing of the Project described in such Consent, and defines certain terms used in such Consent where such terms are not defined in the body of the Consent or in the Common Agreement.

                  The Partnership intends to finance the development, construction and start-up of the Project, through the issuance of certain 144A securities (the "144A Securities"). The Project will be owned by the Development Authority of Heard County, Georgia, a public corporation created and existing under the laws of the State of Georgia (the "Authority"), and will be leased to the Partnership pursuant to a Lease Agreement dated as of November 1, 1999 between the Authority and the Partnership. The Authority will issue its Industrial Development Bonds (the "DAHC Bonds") pursuant to an Indenture, dated as of November 1, 1999 between the Authority and The Chase Manhattan Bank, as DAHC Trustee. The DAHC Bonds will be purchased by the Partnership and pledged to the Collateral Agent, along with certain other Collateral to secure the obligations of the Partnership under the 144A Securities.

                  In addition to the DAHC Bonds and related collateral, all obligations of the Partnership with respect to the 144A Securities, and any other agreements evidencing senior debt of the Partnership (collectively, the "Financing Documents") to the Trustee, the Collateral Agent, each successor to any such person and each other person that becomes a secured party under any Financing Document (collectively, the "Senior Parties") will be secured by a certain Security Agreement, Collateral Agency Agreement, Deed to Secure Debt, Security Agreement and Assignment of Rents and Leases, each Third Party Consent and any other document providing for any lien, pledge, encumbrance, mortgage or security interest (collectively, the "Security Documents").

                  The Senior Parties, the Authority, and the Partnership have entered into the Collateral Agency and Intercreditor Agreement (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the "Collateral Agency Agreement") to set forth their mutual understanding with respect to (a) the exercise of certain rights, remedies and options by the respective parties thereto under the above described documents, (b) the priority of their respective security interests created by the Security Documents, and (c) the appointment of the Collateral Agent as collateral agent.




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